Exhibit 99.(d)(5)

FORM OF

NON-DISCRETIONARY MONEY MANAGER CONTRACT

Between

Franklin Advisers, Inc.

and

[Insert Money Manager’s Name Here]

Effective Date: _________, 20

Termination Date: ___________, 20

NON-DISCRETIONARY MONEY MANAGER CONTRACT

Dated ________________________________.

Between:

Franklin Advisers, Inc. (“FAV”), the sub-manager for Venerable Variable Insurance Trust (the “Investment Company”); and

____________________ (“Money Manager”).

WHEREAS, Venerable Investment Advisers, LLC (“VIA”) acts as the manager of the Investment Company pursuant to the terms of a Management Agreement with the Investment Company. VIA is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Act”).

WHEREAS, FAV acts as a sub-adviser of the Investment Company pursuant to the terms of a Sub-Management and Compliance Services Agreement with the Investment Company and VIA. FAV is an “investment adviser” to the Investment Company as defined in Section 2(a)(20) of the Act.

WHEREAS, Investment Company, a Delaware statutory trust, is registered as an open-end management investment company under the Act and is subject to the rules and regulations promulgated thereunder (the “Rules”). The Investment Company is a “series” company. The Investment Company issues shares evidencing beneficial interests in separate investment portfolios, each with different investment objectives and policies (individually, a “Fund” and collectively, the “Funds”).

WHEREAS, VIA has overall responsibility for the management of each Fund and has engaged FAV to provide the day-to-day management of certain Funds’ portfolios pursuant to investment guidelines provided by VIA.

WHEREAS, VIA desires that FAV retain investment management organizations, subject to the pre-approval of the Board of Trustees of the Investment Company (the “Board”), to create and provide a list of recommended investments and weightings for FAV’s consideration in managing all or a portion of a Fund’s investment portfolio.

WHEREAS, FAV and Money Manager desire to enter into this Non-Discretionary Money Manager Contract (this “Contract”), pursuant to which Money Manager will provide FAV with non-discretionary investment advice and recommendations in the form of investment models identified in Exhibit A hereto (each, a “Model Portfolio” and collectively, “Model Portfolios”) for FAV’s consideration and use in providing discretionary portfolio management services to the Fund(s) of the Investment Company as designated on Exhibit A. The Money Manager acknowledges that it is deemed to be an “investment adviser” to such Fund(s) as defined in Section 2(a)(20) of the Act.

Now, therefore, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1.	Appointment as a Money Manager.

(a)	FAV, being duly authorized, hereby appoints and employs Money Manager as a non-discretionary money manager to provide FAV with Model Portfolios on a non-discretionary basis for FAV’s consideration and use in providing discretionary portfolio management services to the Fund(s) of the Investment Company as designated on Exhibit A, on the terms and conditions set forth herein, with respect to the assets of the Fund(s) for which FAV, as an investment adviser for Investment

Company, has determined to utilize Money Manager’s Model Portfolios (those assets being referred to for the Fund(s) individually and collectively as the “Advisory Account”), subject to the investment guidelines for the Fund(s) provided by VIA to FAV. The Money Manager acknowledges and agrees that VIA and FAV maintain sole discretion over the Advisory Account and FAV may determine at any given time that no Fund assets will be managed utilizing Money Manager’s Model Portfolios.

(b)	Money Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Contract or another writing by VIA, FAV, or the Investment Company, have no authority to act for or be deemed an agent of VIA, FAV, the Investment Company, or the Advisory Account in any way.

2.            Acceptance of Appointment. Money Manager accepts the appointment as a non-discretionary money manager and agrees to provide Model Portfolios to FAV on a non-discretionary basis for FAV’s use in providing discretionary portfolio management services to the Advisory Account in accordance with the terms and conditions of this Contract. In performing its obligations under this Contract, the Money Manager may not delegate performance of its investment advisory services to any other person or entity, including any one or more of its affiliates.

3.            Standard of Performance. The Money Manager shall exercise all due diligence and vigilance in carrying out its functions, powers, and duties as a non-discretionary model provider under this Contract including the degree of care, diligence, and skill that a reasonably prudent manager would exercise under the like circumstances.

4.            Services of Money Manager.

(a)	Money Manager is hereby employed to provide to FAV Model Portfolios identified in Exhibit A hereto for FAV’s consideration and use in providing discretionary portfolio management services to the Advisory Account. Each Model Portfolio will be sent by the Money Manager to FAV on a timely basis and in accordance with the operational procedures mutually agreed upon between Money Manager and FAV, and FAV may, upon request, provide such Model Portfolio to VIA in its capacity as manager of the Funds. FAV will have sole discretionary investment and trading authority to make all decisions to purchase, hold or sell assets of the Advisory Account, including whether to utilize a Model Portfolio in managing the Advisory Account in whole or in part, and Money Manager shall not be authorized to make any such investment decisions or to place orders for the execution of securities or other transactions for or on behalf of the Advisory Account, or to otherwise provide investment instructions with respect to the Advisory Account. Money Manager shall also not be responsible in any way for monitoring trade execution with respect to the Advisory Account. Other than Money Manager’s responsibilities to make the non-discretionary recommendations contained in the Model Portfolios and to deliver the Model Portfolios, and to provide such other information, reports, records or advice expressly described in this Contract, Money Manager has no authority or responsibility to manage the Advisory Account as VIA and FAV retain the discretionary authority and responsibility to manage the assets of the Advisory Account.

Money Manager hereby acknowledges and agrees that in connection with the Board’s oversight of the Investment Company and review and approval of FAV as the Fund’s discretionary manager and its Sub-Management and Compliance Services Agreement with the Investment Company and VIA, FAV will be required to share information about Money Manager, its Model Portfolios and the non-discretionary services it provides to FAV hereunder, including without limitation this Contract, with the Board for its review and consideration in assessing the appropriateness of the Model Portfolios and Money Manager’s non-discretionary services provided to FAV for its use in managing the Fund. Money Manager shall provide information and documentation for this purpose upon FAV’s, VIA’s or the Board’s reasonable request.

(b)	In providing the Model Portfolio, Money Manager shall be subject to and shall comply with:

(i)	The Act, the Rules, and any other applicable requirements of state or federal laws including the rules, regulations and policy statements approved or issued by the Securities and Exchange Commission (the “SEC”) thereunder and all applicable laws in the jurisdiction where the Money Manager is located or operates, as amended from time to time (collectively, “Relevant Law”),

(ii)	The Investment Guidelines (as defined in Section 5) of the Advisory Account furnished pursuant to Section 5,

(iii)	This Contract,

(iv)	Any requirements and requests arising from or in connection with the Board’s supervision of FAV as the Fund’s discretionary manager, including without limitation any requirements arising under the Fund’s policies and procedures pursuant to Rule 38a-1 under the Act, as notified of such requirements by FAV, and

(v)	Such specific instructions as the FAV may reasonably communicate to Money Manager, including without limitation any instructions or guidance that may be based on requests from VIA or the Fund(s).

Money Manager shall immediately notify FAV if it is unable to comply with any of the foregoing.

(c)	Money Manager shall be responsible for a Model Portfolio’s compliance with its Investment Guidelines at each time that the Model Portfolio and any updates thereto are delivered to FAV. To the extent the Model Portfolio is not in compliance with the Investment Guidelines at the time of delivery to FAV, Money Manager shall reimburse FAV, which in turn shall reimburse VIA, the Fund(s), or the Advisory Account, as applicable, for any and all losses, costs or damages resulting from such violation if such violation was due to the negligence of the Money Manager.

(d)	FAV acknowledges and agrees that it shall be the only client of Money Manager for purposes of this Contract and the Relevant Law.

(e)	If for any reason beyond reasonable control of the parties, including market movements, contributions to or withdrawals from the Advisory Account, or a change in the nature of any investment (whether through change in business activity or credit rating), the Advisory Account ceases to comply with the previously provided Model Portfolio or the Investment Guidelines, FAV may request the Money Manager to provide a revised Model Portfolio to assist FAV in remedying such non-compliance.

(f)	At FAV’s reasonable request, Money Manager will consult with FAV with respect to any recommendations included in its Model Portfolios.

(g)	To the extent another investment adviser to the Fund, on behalf of the Fund, (i) acquires any security in reliance on Rule 10f-3 under the Act; (ii) acquires any security in reliance on Rule 12d3-1 under the Act; or (iii) engages in any transaction in reliance on Rule 17a-10 under the Act, and the Money Manager (or its affiliated person) is causing the need for the acquisition or transaction to rely on such Rule, the Money Manager will not consult with the other investment adviser with respect to transactions of the Fund in securities or other assets.

(h)	Upon reasonable request, Money Manager shall provide FAV with information in its possession relating to securities holdings in the Model Portfolios to assist in the determination of the values of portfolio securities held by the Advisory Account.

5.            Investment Guidelines. With respect to each Model Portfolio, FAV shall provide Money Manager with a statement of the investment objectives and policies of the Advisory Account and any specific investment restrictions and guidelines applicable thereto, including without limitation any applicable investment restrictions and guidelines set forth in the then current Prospectus and Statement of Additional Information of the Fund(s), as amended from time to time (the “Investment Guidelines”). FAV retains the right, on written notice to Money Manager reasonably in advance, to modify the Investment Guidelines at any time and Money Manager shall comply with the amended Investment Guidelines in accordance with the timelines established for such change, provided, however, that if Money Manager is not able to reasonably comply with the Investment Guidelines so modified by FAV, after reasonable attempts to cause FAV to revise modified Investment Guidelines in a manner that would allow Money Manager to reasonably comply with them, it shall be permitted to terminate this Contract prior to such modifications taking effect.

Money Manager shall promptly notify FAV if it has become aware of a failure by Money Manager to comply with any instruction given to it pursuant to the terms of this Contract (including the Investment Guidelines) or of any Relevant Law if such non-compliance with Relevant Law has a material impact on Money Manager’s ability to perform its duties and obligations hereunder.

6.            Responsibilities Regarding Proxy Voting and Legal Proceedings.

(a)	Exercise of Proxy Voting Rights. Money Manager will not be responsible for advising or providing recommendations to FAV, VIA, the Fund(s) or the Advisory Account, or be required to take any action, with respect to the voting of proxies solicited by or with respect to the issuers of securities held in the Advisory Account.

(b)	Legal Proceedings. Responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issuer of securities held in or formerly held in the Advisory Account or to advise or take any action with respect to any litigation shall remain with VIA, and Money Manager shall not have any responsibility to, and shall not, initiate, consider or participate in any such matters on behalf of FAV, VIA or the Advisory Account. However, upon reasonable request of FAV, Money Manager may provide information in its possession that VIA may need for purposes of its participation in such legal actions or matters.

7.	Reports and Records.

(a)	Money Manager shall:

(i)	Maintain, keep current and preserve any records that are required to be maintained by it under the Investment Advisers Act of 1940, as amended (“Advisers Act”), or any other applicable federal or state law relating to the services it provides hereunder.

(ii)	Provide, upon reasonable request, information which is complete and accurate in all material respects to the extent the necessary information is within the reasonable control of Money Manager, regarding the Model Portfolios and as is necessary to enable VIA and FAV to assess the Money Manager and otherwise to comply with Relevant Law.

(iii)	Continually monitor each Model Portfolio and provide updates or changes thereto as deemed appropriate by Money Manager and confer with FAV regarding the Model Portfolio as FAV may reasonably request from time to time.

(iv)	Provide FAV with such periodic reports concerning the Model Portfolios as FAV may from time to time reasonably request.

(v)	With the consent of FAV, or as required by law upon notice to FAV, give any information and assistance and make available any records relating to the Model Portfolios reasonably required by any governmental or regulatory authority having jurisdiction over FAV or as required by law or any court of competent jurisdiction.

(vi)	Upon reasonable request, promptly provide to FAV any other information that FAV is asked by VIA to provide in connection with VIA’s or the Investment Company’s fulfillment of its obligations under any Relevant Law or Declaration of Trust and completion of returns to regulatory authorities, including taxation authorities, as well as any requests by the auditors of the Fund.

(vii)	Provide information and records relating to the Model Portfolios whenever reasonably requested by FAV to any person duly authorized by FAV.

(viii)	Within ten (10) business days of each calendar quarter end, Money Manager’s compliance officer shall complete and deliver a compliance questionnaire to FAV (and FAV may provide any such questionnaire to VIA), certifying that no material breaches of any applicable policy or procedures have occurred in relation to the Model Portfolios.

(b)	FAV shall maintain on behalf of the Investment Company the records listed in Exhibit B hereto (as amended from time to time).

8.            Fees for Services. FAV shall pay compensation to Money Manager for its non-discretionary model portfolio services provided under this Contract in accordance with the attached Exhibit C. The Money Manager agrees to look solely to FAV for payment of amounts payable to Money Manager hereunder. Money Manager shall disclose to VIA and FAV any monetary benefit, fee or commission received by it or any affiliate in relation to the provision of the Model Portfolio, if any.

9.            Other Investment Activities of Money Manager. FAV acknowledges that Money Manager, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (“Affiliated Accounts”). Subject to the provisions of Section 3 hereof, FAV agrees that Money Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from advice given in the form of or with respect to the Model Portfolios, provided that Money Manager acts in good faith, and provided, further, that it is Money Manager’s policy to recommend, within its reasonable discretion, investment opportunities for the Model Portfolios over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the Investment Guidelines applicable to the Model Portfolios. FAV acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments that are included in the Model Portfolios and that FAV may acquire for the Advisory Account. Money Manager shall have no obligation to recommend in its Model Portfolios a position in any investment which any Affiliated Account may acquire, and FAV shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Advisory Account or otherwise.

10.          Certificate of Authority. From time to time, each party shall provide to the other and/or to a third party as directed by the other party a certified list of officers and employees who are authorized to act on its behalf (the “Authorized Persons”). Each party may rely on any instruction that it reasonably believes to have been given by an Authorized Person. Exhibit D sets forth those persons who are authorized to: (a) execute this Contract and any amendments to the Contract; and (b) amend the Investment Guidelines. Each party may amend its list of Authorized Persons upon written notice to the other party.

11.          Limitation of Liability; Indemnification.

(a)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties hereunder on the part of Money Manager, neither Money Manager nor any of its directors, officers, agents or employees shall be subject to liability to VIA, FAV, the Investment Company, or any shareholder of the Investment Company for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering non-discretionary model portfolio services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other instrument by the Fund. Notwithstanding the foregoing, federal and state securities laws (and ERISA, if applicable) impose liability under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that may exist under federal or state securities laws of the United States of America or under any other applicable law (including ERISA, if applicable).

(b)	Notwithstanding Section 11(a), to the extent that FAV is subject to any claims, suits, controversies, judgments, losses, awards or settlements (including without limitation, reasonable attorneys’ fees) (collectively, a “Liability”) caused by, arising out of or attributable to (i) any failure of Money Manager to fulfill any of its obligations under this Contract, (ii) a breach by Money Manager of any representation, warranty or covenant in this Contract, or (iii) any negligence, willful misconduct or violation of or non-compliance with law on the part of Money Manager relating to the performance of or failure to perform any of its duties and obligations under this Contract , Money Manager shall indemnify FAV and each of its affiliates, officers, directors, agents and employees for such liability.

(c)	To the extent that Money Manager is subject to a Liability caused by, arising out of or attributable to (i) any failure of FAV to fulfill any of its obligations under this Contract or under the agreement between FAV and VIA, (ii) a breach by FAV of any representation, warranty or covenant in this Contract, (iii) any negligence, willful misconduct or violation of or non-compliance with law on the part of FAV relating to the performance of or failure to perform its discretionary investment management services with respect to the Funds or its duties and obligations under this Contract, (iv) FAV’s deviation from the Model Portfolio(s) in managing the Advisory Account, and (v) any action or failure to act by VIA, the Investment Company or a Fund, FAV shall indemnify the Money Manager and each of its affiliates, officers, directors, agents and employees.

(d)	No party hereto shall bear any liability to the other party for any loss of profits (whether direct or indirect), or for any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such claim may be brought.

(e)	A party seeking indemnification hereunder (“Indemnified Party”) will not, without the prior written consent of the party from whom indemnification is sought (the “Indemnifying Party”), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnifying Party is an actual or potential party to such claim, action, suit or proceeding).

(f)	Each party shall promptly notify the other party of any action commenced against it for which indemnification may be sought hereunder, but a party’s failure to so notify the other party shall not relieve the party from any liability which it may have otherwise than on account of this indemnification agreement. If the Indemnifying Party so elects, the Indemnifying Party will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and disbursements of such counsel, and the Indemnifying Party shall not thereafter be liable to the Indemnified Party for any additional expenses. In the event, however, such counsel has a conflict of interest or if the Indemnifying Party fails to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel. In any action or proceeding the defense of which the Indemnifying Party assumes, the Indemnified Party will have the right to participate in such litigation and to retain counsel at its own expense.

(g)	The provisions of this Section 11 shall survive any expiration or termination of this Contract.

12.          Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Contract, or the parties’ activities hereunder that is either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Money Manager understands that the holdings, performance or any other information regarding the Advisory Account is the property of the Fund and may be used by the Fund or by VIA or FAV as the Fund’s agent in their discretion, including with respect to VIA’s or FAV’s investment advisory services to the Fund. FAV agrees to treat, and shall require VIA to treat, the Model Portfolios delivered to FAV by the Money Manager as Confidential Information and agrees not to disclose or redistribute the Model Portfolios without the Money Manager’s prior written consent to such disclosure or redistribution. The Money Manager understands and agrees that the confidentiality obligations contained in this Section 12 will in no way limit or restrict VIA’s, FAV’s or the Funds’ ability to distribute or disclose the holdings of the Advisory Account or any purchases, sales or other transactions with respect to the Advisory Account.

Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. No party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with at least 15 days prior written notice (or, if 15 days prior written notice is not possible given the terms of the order, with prompt verbal notice followed by next day written notice), shall seek, or permit the disclosing party to seek, a protective order or equivalent to the extent one does not already apply, and shall comply with the terms of any such protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible; provided further that with respect to (b) and (c), the receiving party shall only disclose such Confidential Information as is minimally required to respond to the order or inquiry, based upon the advice of counsel.

No party will make use of any Confidential Information except as expressly authorized in this Contract or as needed to perform its duties and obligations hereunder, or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed to the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Contract.

Notwithstanding anything herein to the contrary, if applicable, each party to this Contract may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

13.          Assignment. No assignment, within the meaning of the Act or the Advisers Act, of this Contract shall be made by Money Manager or FAV without obtaining prior written consent of the other party. This Contract shall terminate automatically in the event that it is assigned in violation of this Section 13.

14.          Representations, Warranties and Agreements of FAV. FAV represents, warrants and agrees that:

(a)	It is registered as an “investment adviser” under the Advisers Act and shall maintain such registration for the duration of this Contract.

(b)	It has full power, authority, and capacity to execute and deliver this Contract, and this Contract constitutes a legal, valid and binding obligation of FAV enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally, and all persons signing this Contract on behalf of FAV possess full power and authority to do so.

(c)	Its Form ADV Part 2A Disclosure Brochure or equivalent disclosure brochure is accurate and correct in all material respects and fairly and accurately describe the services of FAV with respect to the Advisory Account, and is not misleading or deceptive in any material respect.

(d)	Information provided by FAV to Money Manager in connection with this Contract is true and correct in all material respects as of the date hereof, and FAV acknowledges and consents to the reliance by Money Manager on such information. All other information regarding FAV, VIA, the Investment Company or the Funds that may be provided directly or indirectly to Money Manager in connection with this Contract hereafter will be true and correct in all material respects as of the dates furnished.

(e)	It will maintain, update and preserve with respect to its provision of discretionary portfolio management services to the Advisory Account and the Funds all records required of FAV by all applicable laws, rules and regulations for the time periods required under such applicable laws, rules and regulations (including without limitation all records pertaining to its use and application of the Model Portfolios, copies of which FAV shall provide to Money Manager upon reasonable request).

(f)	In accordance with Rule 206(4)-7 under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by FAV and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act and as well as policies and procedures reasonably designed to prevent violations by FAV and its supervised persons of any other laws and regulations applicable to its provision of services. FAV will as soon as practicable notify Money Manager upon detection of any material violations of FAV’s compliance policies and procedures that relate to its activities or duties hereunder.

(g)	It will ensure that the Investment Guidelines provided to Money Manager for use in designing and maintaining the Model Portfolios include all of the relevant investment guidelines, restrictions and criteria reflected in the Fund’s current Prospectus and Statement of Additional Information most recently filed with the SEC as well as any updates thereto and such other documents or instruments governing the investments of the Advisory Account, and shall provide Money Manager with such other information as is necessary for Money Manager to be able to effectively carry out its obligations under this Contract.

(h)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will as soon as practicable notify Money Manager of any cybersecurity breach which may affect Money Manager or any of its Model Portfolios in FAV’s possession.

(i)	It maintains insurance coverage in an appropriate amount and shall upon request provide to Money Manager any information it may reasonably require concerning the amount of or scope of such insurance.

(j)	It has a reasonably prudent disaster recovery plan, business continuity plan or similar plan and, in the case of a force majeure event, will use commercially reasonable endeavors to mitigate the effect of any such event, carry out its obligations under this Contract and resume the performance of its obligations as soon as reasonably possible.

(k)	It has received Part 2A of Money Manager’s Form ADV on or before its execution of this Contract.

(l)	Its provision of services to VIA, the Investment Company, the Funds and the Advisory Account utilizing the Model Portfolios provided by Money Manager hereunder is fully compliant with and does not constitute a material breach or violation of or default under (A) any agreement by which FAV is bound, or (B) any federal or state statutes, rules or regulations or order, law, statute, rule or regulation of any court, government agency or self-regulatory organization applicable to FAV, its affiliates, or any of their respective property or assets; for purposes of this provision, a breach, violation, or default is material if it would result in any adverse change in FAV's condition, financial or otherwise, or business prospects that would have a material adverse effect on FAV’s power, authority or ability to perform its obligations under this Contract.

(m)	There is no action, suit or proceeding, not otherwise disclosed to Money Manager before or by any court, governmental, quasi-governmental or administrative agency or body, domestic or foreign, having occurred in the last three (3) years or now pending, or, to the knowledge of FAV, threatened against or affecting FAV which is reasonably expected to (A) materially and adversely change FAV's investment management services business; or (B) materially and adversely affect FAV's ability to comply with this Contract.

(n)	The representations, warranties and covenants made herein shall, except as expressly stated otherwise, be deemed continuing and if, at any time during the term of this Contract, any event occurs which would make or tend to make any of the representations, warranties and covenants specified herein not true or materially inaccurate, incomplete or misleading, FAV will promptly notify Money Manager thereof in writing.

15.          Representations, Warranties and Agreements of Money Manager. Money Manager represents, warrants and agrees that:

(a)	It is registered as an “investment adviser” under the Advisers Act and shall maintain such registration for the duration of this Contract.

(b)	It has full power, authority, and capacity to execute and deliver this Contract, and this Contract constitutes a legal, valid and binding obligation of Money Manager enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally, and all persons signing this Contract on behalf of Money Manager possess full power and authority to do so.

(c)	Its Form ADV Part 2A Disclosure Brochure or equivalent disclosure brochure is accurate and correct in all material respects and fairly and accurately describe the services of Money Manager with respect to FAV, and is not misleading or deceptive in any material respect.

(d)	Information provided by Money Manager to FAV in connection with this Contract is true and correct in all material respects as of the date hereof, and Money Manager acknowledges and consents to the reliance by FAV on such information. All other information regarding Money Manager that may be provided directly or indirectly to FAV in connection with this Contract hereafter will be true and correct in all material respects as of the dates furnished.

(e)	It will maintain, update and preserve with respect to its model portfolio services provided hereunder all records required of Money Manager by all applicable laws, rules and regulations for the time periods required under such applicable laws, rules and regulations and provide copies of such records to FAV upon reasonable request.

(f)	In accordance with Rule 206(4)-7 under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by Money Manager and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act as well as policies and procedures reasonably designed to prevent violations by Money Manager and its supervised persons of any other laws and regulations applicable to its provision of services hereunder. Money Manager also has a code of ethics and related policies and procedures in place designed to comply with the requirements of Rule 17j-1 under the Act and agrees to provide to FAV a copy of the code of ethics, and certain reports and certifications as reasonably requested related to the Money Manager’s code of ethics, and related policies and procedures, and any material changes or violations thereof. Money Manager will as soon as practicable notify FAV upon detection of any material violations of Money Manager’s compliance policies and procedures that relate to its activities or duties hereunder.

(g)	If Money Manager is a partnership, it will notify FAV of any changes in the membership of its partnership within a reasonable time after such change.

(h)	Its provision of services to FAV hereunder is fully compliant with and does not constitute a material breach or violation of or default under (A) any agreement by which Money Manager is bound, or (B) any federal or state statutes, rules or regulations or order, law, statute, rule or regulation of any court, government agency or self-regulatory organization applicable to Money Manager, its affiliates, or any of their respective property or assets; for purposes of this provision, a breach, violation, or default is material if it would result in any adverse change in Money Manager’s condition, financial or otherwise, or business prospects that would have a material adverse effect on Money Manager’s power, authority or ability to perform its obligations under this Contract.

(i)	There is no action, suit or proceeding, not otherwise disclosed to FAV before or by any court, governmental, quasi-governmental or administrative agency or body, domestic or foreign, having occurred in the last three (3) years, or now pending, or, to the knowledge of Money Manager, threatened against or affecting Money Manager which is reasonably expected to (A) materially and adversely change Money Manager’s investment advisory services business; or (B) materially and adversely affect Money Manager’s ability to comply with this Contract.

(j)	It maintains insurance coverage in an appropriate amount and shall upon request provide to FAV any information it may reasonably require concerning the amount of or scope of such insurance.

(k)	It has policies and procedures reasonably designed to detect, prevent, and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will as soon as practicable notify FAV of any cybersecurity breach which may affect the performance of its duties and responsibilities to FAV under this Contract.

(l)	It has a reasonably prudent disaster recovery plan, business continuity plan or similar plan and, in the case of a force majeure event, will use commercially reasonable endeavors to mitigate the effect of any such event, carry out its obligations under this Contract and resume the performance of its obligations as soon as reasonably possible.

(m)	The delivery of the Model Portfolios to FAV will be fair and equitable to FAV relative to Money Manager’s other clients following the same investment strategy as the Model Portfolios. Delivery of each Model Portfolio, along with any updates thereto, will be done in accordance with the Money Manager’s Trade Communication Policy, as amended from time to time, a copy of which will be provided to FAV upon request.

(n)	The representations, warranties and covenants made herein shall, except as expressly stated otherwise, be deemed continuing and if, at any time during the term of this Contract, any event occurs which would make or tend to make any of the representations, warranties and covenants specified herein not true or materially inaccurate, incomplete or misleading, Money Manager will promptly notify FAV thereof in writing.

16.          Marketing Materials and Use of Name.

(a)	Money Manager acknowledges that VIA and the Investment Company may use Money Manager’s name, logo, trademarks, service marks, and/or tradenames (“Money Manager Property”) only: (1) to identify Money Manager as a money manager with respect to the Fund, as required by law or governmental regulations; (2) in marketing materials for the Investment Company, provided that such use is limited to: (a) identifying Money Manager and the services performed for FAV by the Money Manager; and (b) providing biographical information about the Money Manager that is accurately derived from information provided by or made public by Money Manager or its affiliates. Any other use of Money Manager Property must be expressly pre-approved in writing by Money Manager. Any change in any approved use of Money Manager Property requires prior approval in writing by the Money Manager. Money Manager shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of VIA, FAV, the Investment Company, the Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Investment Company, VIA and/or FAV, as applicable.

(b)	It is understood that the name of each party to this Contract, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Contract only so long as this Contract shall continue in effect. Upon termination of this Contract, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

17.          Sweep Vehicle. FAV acknowledges and agrees that Money Manager shall not be responsible for recommending or selecting money market or other cash-equivalent sweep vehicles for purposes of implementing a Model Portfolio’s cash allocations with respect to the Advisory Account.

18.          Amendment. This Contract may be amended at any time, but only by written agreement between each of FAV and Money Manager. Any proposed amendments to this Contract will be presented to the Board for review and consideration prior to such amendment being executed by FAV and Money Manager. The Investment Guidelines may be amended by specific written instruction from an Authorized Person of FAV to the Money Manager.

19.          Effective Date; Term. This Contract shall become effective on the effective date set forth on the cover page of this Contract and shall continue in effect until the termination date set forth on the cover page of this Contract. Thereafter, the Contract shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually in connection with the Board’s approval of FAV as the Fund’s discretionary manager and its Sub-Management and Compliance Services Agreement with the Investment Company and VIA in the manner required under the Act.

20.          Termination.

(a)	This Contract may be terminated without the payment of any penalty:

(i)	At any time by FAV upon written notice to the Money Manager, including without limitation upon the Investment Company’s request;

(ii)	By Money Manager upon ninety (90) days’ advance written notice to FAV; and

(iii)	Immediately upon termination of the Management Agreement between VIA and the Investment Company with respect to the Fund or termination of the Sub-Management and Compliance Services Agreement between VIA and FAV with respect to the Fund; provided, however, that FAV shall promptly notify Money Manager of either of such terminations.

(b)	Termination of this Contract does not affect any:

(i)	Claims by Money Manager in respect of accrued Model Provider Fees (as provided for in Exhibit C hereto) in respect of the period prior to termination; or

(ii)	Other claims which either party may have against the other.

(c)	Promptly after any written notice of any termination of this Contract, Money Manager shall:

(i)	Notify FAV of any Model Provider Fees due Money Manager through the termination date; and

(ii)	Deliver to FAV (or as FAV directs) copies of all records relating to Model Portfolios, which may be reasonably required by FAV in respect of the Advisory Account.

21.          Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Contract shall be administered, construed, and enforced according to the laws of the State of New York excluding the laws relating to conflicts of laws.

22.          No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Contract will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

23.          Entire Agreement. This Contract contains the entire agreement between the parties with respect to its subject matter. It supersedes all earlier conduct by the parties or prior agreement between the parties with respect to its subject matter.

24.          Severance. Any provision of this Contract that is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Contract nor affect the validity or enforceability of that provision in any other jurisdiction.

25.          Third-Party Beneficiaries. The only parties to this Contract are FAV and the Money Manager, and this Contract is for the sole benefit of the parties and their permitted assigns. Nothing expressed or referred to herein will give any other person (including without limitation VIA, the Investment Company, the Funds or any of their respective shareholders, or the Advisory Account) any legal or equitable right, remedy or claim under or with respect to this Contract, whether as third party beneficiary or otherwise.

26.          Counterparts. This Contract may be executed in any number of counterparts. All counterparts taken together will be deemed to constitute one document.

27.          Notices. Any notice given under this Contract shall be in writing and shall be sent to the address or email address as set out in Exhibit E or to any other address or email address that either party may specify in writing to the other. A notice shall be deemed to have been delivered:

(i)	In the case of delivery in person or by post or by reputable courier service, when delivered, received or left at the party's address; and

(ii)	In the case of delivery by email, when sent.

If delivery or receipt occurs on a day which is not a business day or is later than 4:00 p.m. (local time), it shall be taken to have been duly given at the commencement of the next business day.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have caused this Non-Discretionary Money Manager Contract to be executed by their respective representatives duly authorized to do so and is effective as of the date set forth on the first page hereof.

[Insert Money Manager’s Name Here]

BY: _____________________________

NAME: __________________________

TITLE: ___________________________

DATE: ___________________________

Franklin Advisers, Inc.

BY: _____________________________

NAME: __________________________

TITLE: ___________________________

DATE: ___________________________

EXHIBITS:	A.	Model Portfolios and Funds That Utilize Such Model Portfolios
B.	Records to be Maintained by FAV
C.	Fees for Money Manager’s Model Portfolio Services
D.	Authorized Persons
E.	Notice Information

EXHIBIT A

MODEL PORTFOLIOS AND FUNDS THAT UTILIZE SUCH MODEL PORTFOLIOS

MODEL PORTFOLIO	FUND

EXHIBIT B

RECORDS TO BE MAINTAINED BY FAV

*1.	A record of each brokerage order, and all other portfolio purchases and sales, given by FAV or on behalf of the Investment Company for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A.	The name of the broker,
B.	The terms and conditions of the order, and of any modification or cancellation thereof,
C.	The time of entry or cancellation,
D.	The price at which executed,
E.	The time of receipt of report of execution, and
F.	The name of the person who placed the order on behalf of the Investment Company (1940 Act Rule, 31a-1(b)(5) and (6)).

*2.	A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders. The record:

A.	Shall include the consideration given to:

(i)	The sale of shares of the Investment Company.
(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The Investment Company,
(b)	The Investment Management Company,
(c)	Yourself (i.e., FAV), and
(d)	Any person other than the foregoing.

(iii)	Any other considerations other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.	Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D.	The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (1940 Act, Rule 31a-1(b)(9)).

*3.	A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities (1940 Act, Rule 31a-1(b)(10)) and such other information as is appropriate to support the authorization.**

4.	Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record FAV’s transactions on behalf of the Investment Company (1940 Act, Rule 31a-1(f)).

*	Maintained as property of the Investment Company pursuant to 1940 Act Rule 31a-3(a).
**	Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or portfolio manager reviews.

EXHIBIT C
FEES FOR MONEY MANAGER’S MODEL PORTFOLIO SERVICES

IN RESPECT OF VENERABLE VARIABLE INSURANCE TRUST

With respect to each Fund to which FAV provides discretionary investment management services considering and utilizing one or more of the Money Manager’s Model Portfolios set forth in Exhibit A of this Contract, FAV will receive a manager fee from the Fund based on the Fund assets managed in accordance with such Model Portfolio(s) (“Fund Assets”) and the per annum fee rate set forth in the agreement between FAV and VIA (“Manager Fee”). In connection with such agreement between FAV and VIA, FAV shall pay Money Manager a Residual Model Provider Fee (“Residual Model Provider Fee”) with respect to each of the Money Manager’s Model Portfolios based on Fund Assets.

In consideration of the investment management and advisory services provided by Money Manager in connection with this Contract, FAV shall pay to Money Manager a Residual Model Provider Fee, as determined in accordance with the formula set out below.

The Residual Model Provider Fee will be calculated as follows:

Residual Model Provider Fees:
Manager Fee*
	Less:	Waivers and Rebates
Total	=	Net Revenue
	Less:	% of Net Revenue (transfer pricing department)
	Plus:	Performance Fee if applicable
	=	Residual Model Provider Fees

*The Manager Fee received by FAV pursuant to the agreement with VIA.

For the avoidance of doubt, the fees payable under this Contract are exclusive of value added tax, goods and services tax or any other equivalent taxes if applicable.

The Residual Model Provider Fee will be calculated based on revenue recorded.

EXHIBIT D

AUTHORIZED PERSONS

Authorized Persons of FAV:

(a)	Execution of Non-Discretionary Portfolio Management Contract and Amendments and Acknowledgement of Termination:

(b)	Provision of Amended Investment Guidelines to Non-Discretionary Portfolio Management Contract:

Authorized Persons of Money Manager:

(a)	Execution of Non-Discretionary Portfolio Management Contract and Amendments and Acknowledgement of Termination:

(b)	Acknowledgement of Receipt of Amended Investment Guidelines to Non-Discretionary Portfolio Management Contract:

EXHIBIT E

NOTICE INFORMATION

1.	FAV

Franklin Advisers, Inc.

One Franklin Parkway

San Mateo CA 94403

Attention: Adam Petryk

Email: Adam.Petryk@franklintempleton.com

2.	Money Manager